Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL llp

June 5, 2017

SIGA Technologies, Inc.
27 East 62nd Street
New York, NY 10065

Re:	SIGA Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which may be issued pursuant to the Company’s 2010 Stock Incentive Plan, as amended and restated (as the same may be further amended from time to time, the “Plan”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A.          the Registration Statement,

B.          the Plan,

C.          the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, and

D.          the resolutions of the Board of Directors of the Company relating to approving the amendment and restatement of the Plan to provide for the increase in the maximum number of shares of Common Stock issuable pursuant to the Plan by 4,000,000 shares.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

1177 Avenue of the Americas   New York NY 10036-2714   Phone 212.715.9100   Fax 212.715.8000
990 Marsh Road   Menlo Park CA 94025-1949   Phone 650.752.1700   Fax 650.752.1800
47 Avenue Hoche   75008 Paris France   Phone (33-1) 44 09 46 00   Fax (33-1) 44 09 46 01
www.kramerlevin.com

KRAMER LEVIN NAFTALIS & FRANKEL llp

SIGA Technologies, Inc.
June 5, 2017

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP